Execution Copy

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of April 8, 2024 (the “Effective Date”) by and between:

1.	SS&C GIDS, Inc, as successor in interest to DST Asset Manager Solutions, Inc., a corporation organized in the Commonwealth of Massachusetts (referred to herein as “SS&C” or the “Transfer Agent”), and

2.	KKR CREDIT OPPORTUNITIES PORTFOLIO, a statutory trust organized in the state of Delaware (“the Company”).

The Company and SS&C each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a)	“1934 Act” mean the Securities Exchange Act of 1934, as amended.

(b)

“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(c)

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(d)	“Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(e)	“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(f)

“Company Data” means all information with respect to the Company’s business, financials, and customers, and Market Data provided by the Company and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(g)

“Confidential Information” means any information about the Company or SS&C, including this Agreement, and any third party information that either Party is required to keep confidential under applicable federal or state privacy laws including “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 and all “personal information” as defined in the Massachusetts Standards for the Protection of Personal Information, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

Execution Copy

(h)

“Data Protection Laws” shall mean all applicable law and regulation relating to the privacy, confidentiality, or security of Personal Data , including the California Consumer Privacy Act of 2018, Cal. Civil Code § 1798.100 et seq., as amended, and its implementing regulations (“CCPA”), the General Data Protection Regulation (EU) 2016/679 as implemented and supplemented in each European Economic Area member state, as applicable (“GDPR”), and the UK version of the GDPR which is part of UK law by virtue of the European Union (Withdrawal) Act 2018, as supplemented by the Data Protection Act 2018 (“UK GDPR”), insofar as they apply, each as may be amended, updated or replaced from time to time.

(i)	“Data Supplier” means a third party supplier of Market Data.

(j)	“SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(k)

“SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(l)	“Governing Documents” means the constitutional documents of an entity.

(m)

“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(n)

“Law” means statutes, rules, regulations, interpretations and orders of any Government Authority that are applicable to the party upon which compliance with such Law is being required or to its business.

(o)

“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(p)	“Market Data” means any third party market and reference data.

(q)	“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(r)

“Personal Data” means any information (i) relating to an identified or identifiable individual, or (ii) that is defined as “personal data”, “personal information” or “nonpublic personal information” under Data Protection Laws.

(s)	“Services” means the services listed in Schedule A, as may be amended, or under such other service Schedules, which may be added to this Agreement by the Parties from time to time.

Execution Copy

(t)

“Standard Contractual Clauses” or “SCCs” shall mean the standard contractual clauses approved by Commission Implementing Decision (EU) 2021/914 of 4 June 2021 (as may be amended or updated from time to time).

(u)	“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(v)

“UK Addendum” shall mean template addendum B.1.0 issued by the UK Information Commissioner’s Office (ICO) in accordance with section 119(A) of the Data Protection Act 2018 (as may be amended or updated from time to time).

1.2.   Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.   Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and a schedule or appendix, the former shall control, except to the extent that such schedule or appendix expressly provides otherwise as to the services under such schedule or appendix.

1.4.   Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.   The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party that are not referenced in this Agreement or the applicable Schedule. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1. Subject to the terms of this Agreement, SS&C will perform for the Company the Services set forth in Schedule A and such other service schedules as may be added to this Agreement by the Parties (collectively, the “Service Schedules”). SS&C shall be under no duty or obligation to perform any service except as specifically listed in the Service Schedules, or take any other action except as specifically listed in a Service Schedules to this Agreement, or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Any request by the Company to change the Services, including those necessitated by a change to the Governing Documents of the Company or a change in applicable Law, will only be binding on SS&C once such change is reflected in an amendment to the Service Schedules. For clarification, this will include costs related changes to the software, systems or processes used by SS&C to provide the Services necessitated by change in applicable Law; provided in such case the Company will only be responsible for its pro-rata share of such cost.

Execution Copy

2.2. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any Company consent to such delegation, if any, shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care, are duly registered as may be required under all applicable Laws to perform the Services delegated, have the facilities and staff to perform the Services delegated and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C under this Agreement and applicable Law, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update the Company when making any material changes in sufficient detail to enable the Company to object to a particular arrangement.

2.3. The Company agrees to pay, the fees, charges and expenses in accordance with, and in the manner set forth in, the fee letter (“Fee Letter”), which may be amended by mutual written agreement of the Parties from time to time, within thirty (30) days following the receipt of SS&C’s monthly invoice, except for any fees or expenses that are subject to good faith dispute. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.4. Charges attendant to the development of reasonable changes to the TA2000 System requested by the Company (“Client Requested Software”) shall be at SS&C’s standard rates and fees in effect at the time and shall be documented by the Parties in a written statement of work under this Agreement. SS&C will provide the Company with its standard rates and fees for the development of Client Requested Software on at least an annual basis, and will notify the Company promptly of any changes thereto. If the cost to SS&C of operating the TA2000 System is increased by the addition of Client Requested Software, SS&C shall be entitled to increase its fees by an amount to be mutually agreed upon.

2.5. The Company may request a material modification of the Services provided under this Agreement by providing SS&C with a written request outlining the scope of such requested changes. SS&C will respond to such notice as promptly as possible, but no more than 30 days after the request is made, by providing the Company with (a) an estimate of the project cost and timeframe for completion, or (b) a written explanation of why SS&C cannot implement the requested service change (“Change Notice Response”). In the event the Company and/or SS&C believe that a change in law, regulation, rule, industry practice or other requirement necessitates a material system or service modification, the parties will discuss the potential change and SS&C may communicate with other similarly situated SS&C clients and/or industry groups to determine a commercially reasonable option for addressing such change. Any change requested or agreed upon by the Parties under this Section shall not be effective, and SS&C shall not be obligated to implement, until reflected in a written amendment to, or statement of work under, this Agreement mutually agreed upon and executed by both parties.

3.	Company Responsibilities

3.1. The management and control of the Company are vested exclusively in the Company’s governing body (e.g., the board of trustees for a fund) and its officers, subject to the terms and provisions of the Company’s Governing Documents. The Company’s governing body will make all decisions, perform all management functions relating to the operation of the Company and the Company’s governing body or its duly appointed officers shall authorize all Transactions, and the Company’s governing body may delegate authority to an executive committee or the Company’s manager. Without limiting the foregoing, the Company shall:

(a)   Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Company.

Execution Copy

(b)   Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and inform SS&C of any errors that it is in a position to identify.

(c)   Provide SS&C with timely and accurate information required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2 The Company is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Company’s responsibility to provide all final Company Governing Documents as of the Effective Date. The Company will notify SS&C in writing of any changes to the Company Governing Documents that may materially impact the Services prior to such changes taking effect. SS&C is not responsible for monitoring compliance by the Company with (i) Law, or (ii) its respective Governing Documents.

3.3 In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Company in connection with the Services and (ii) not be disseminated by the Company or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to the Company or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or the Company on Market Data or the provision of Market Data in connection with this Agreement.

3.4 The Company shall deliver, and instruct its agents, counsel, advisors, auditors, and any other Persons promptly deliver to SS&C all Company Data. The Company shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to obtain information reasonably necessary to provide the Services. 3.5 Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to reasonably rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates from the Company, its employees, Affiliates or agents in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through December 31, 2024 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 2 years each unless either SS&C or the Company provides the other with a written notice of termination at least 120 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1. SS&C or the Company also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)   The Company may terminate this Agreement for convenience by providing SS&C at least 60 days prior written notice and paying to SS&C the early termination fee set forth in Section 5.3.

Execution Copy

(b)   The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 90 calendar days after the nonbreaching Party gives the other Party written notice of such breach.

(c)   The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action that the Party not subject to the Action reasonably determines could cause it reputational harm, or (v) where the other Party is the Company, material changes in the Company’s Governing Documents or the assumptions set forth in the Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

With respect to subsections (b) and (c), if any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2 Upon receipt of a termination notice from the Company, subject to the receipt by SS&C of all then due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to this Agreement executed by both parties. In the event of the termination of this Agreement by either party, SS&C shall provide reasonable exit assistance to the Company in converting the Company’s records from SS&C’s systems to whatever services or systems are designated by the Company (the “Deconversion”); provided that all fees, charges and expenses have been paid, including any fees required under Section 5.3 for the balance of the unexpired portion of the Term. The Deconversion is subject to the recompense of SS&C for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for performance as agreed to by the parties. As used herein “reasonable exit assistance” shall not include requiring SS&C (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of SS&C, including the proprietary information of SS&C or its affiliates, or (iii) to develop Deconversion software, to modify any of SS&C’s software, or to otherwise alter the format of the data as maintained on any provider’s systems.

5.3 If the Company elects to terminate this Agreement prior to the end of the Initial Term pursuant to Section 5.1(a), the Company agrees to pay an early termination fee in an amount equal to the average monthly fee paid by the Company to SS&C under the Agreement multiplied by six (6) months. The terms of this Agreement, including the Company’s payment of all applicable fees, charges and expenses, shall continue to apply to all Services performed by SS&C for the Company after the notice of termination of this Agreement until all records of the Company have been transferred to a new transfer agent. In the event that the Company wishes to retain SS&C to perform additional transition or related post-termination services, including providing additional data and reports, the Company and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to this Agreement. To the extent any services are performed by SS&C for the Company after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3 (with respect to earned but unpaid fees through the termination of this Agreement), 5, 6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement.

Execution Copy

6.	Standard of Care, Limitation of Liability and Indemnification

6.1. SS&C shall provide the Services in accordance with the terms and conditions set forth in this Agreement, applicable provisions of Section 17A under the 1934 Act, the rules and regulations thereunder applicable to SS&C’s acting as a transfer agent.

6.2. Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to the Company for any action or inaction of any SS&C Associate except to the extent of Losses suffered, incurred or paid by the Company that are determined by a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or fraud of SS&C or SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. The Company shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties; except to the extent of Losses determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement. Any expenses (including legal fees and costs) incurred by an indemnified party under this Section in defending or responding to any Claims (or in enforcing this provision) shall be paid by the indemnifying party on a quarterly basis prior to the final disposition of such matter upon receipt by the indemnifying party of an undertaking by the indemnified party to repay such amount if it shall be determined that the indemnified party is not entitled to be indemnified.

6.3. Under no circumstances shall either party be liable to the other party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Company acknowledges and agrees that SS&C’s out-of-pocket expenses and any judgments awarded against and payable to SS&C resulting from claims for which SS&C is entitled to indemnification by the Company under Section 6 shall be deemed direct damages.

7.	Representations and Warranties

7.1.	Each Party represents and warrants to each other Party that:

(a)   It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)   Subject to Section 3.3 with respect to licenses from a Data Supplier, which may be terminated at any time, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)   It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)   The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

Execution Copy

8.	Company Data

8.1. The Company (i) will provide or ensure that other Persons provide all Company Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Company Data. As between SS&C and the Company, all Company Data shall remain the property of the Company. Company Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11. SS&C shall be permitted to act upon instructions from an authorized officer of the Company with respect to the disclosure or disposition of Company Data, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. To the extent required by Section 31 of the Investment Company Act of 1940, as amended (the “1940 Act”), SS&C agrees that all such records prepared or maintained by SS&C relating to the services to be performed by SS&C hereunder are the property of the Company and will be preserved, maintained and made available in accordance with the 1940 Act, and will be surrendered promptly to the Company on and in accordance with its request. SS&C shall maintain and store material Company Data used in the official books and records of the Company for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Company or the Company’s designee.

9.	Data Protection

9.1. From time to time and in connection with the Services, SS&C may obtain access to certain Personal Data relating to the Company and its Affiliates, trustees, officers, employees, agents, current and prospective Company shareholders, plan sponsors and plan participants. Company and SS&C shall each comply with all applicable Data Protection Laws, including but not limited to the GDPR, the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder. The terms “Controller”, “Data Subject”, “Process” (and its derivatives), “Processor”, and “Personal Data Breach” have the meaning given to them in the GDPR. The parties acknowledge that for the purpose of the Data Protection Laws, the Company is the Controller and SS&C is the Processor acting on behalf of the Company in respect of any Processing by SS&C of Personal Data pursuant to or in connection with this Agreement (“Company Personal Data”). The subject matter, duration, nature, purpose, type of Personal Data and categories of Data Subjects in respect of the Processing of Company Personal Data are set out in Appendix 3. To the extent that SS&C Processes the Company Personal Data as Processor, SS&C shall:

(a)

comply with its applicable obligations as a Processor, including those requirements set out in the GDPR in Articles 28, 29, 30, 31 and 32, and implement and maintain appropriate technical and organizational measures in relation to the Processing of Company Personal Data designed to ensure the security of any Processing of Company Personal Data, taking into account the state of the art, the costs of implementation and the nature, scope, context and purposes of Processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons;

(b)

not disclose or use any Company Personal Data except in accordance with the documented lawful instructions of Company and to carry out SS&C’s obligations under and in accordance with the Agreement, except where otherwise required by applicable laws, in which case SS&C shall promptly notify Company of such requirement unless prohibited by such laws;

Execution Copy

(c)

notify Company without undue delay (and in any case within seventy-two (72) hours) after becoming aware of a Personal Data Breach affecting Company Personal Data and provide reasonable assistance to Company in any notification of that Personal Data Breach to the relevant supervisory authority and/or Data Subjects, in line with Articles 33 and 34 of the GDPR, in each case taking into account the nature of the Processing and the information available to SS&C. For the avoidance of doubt, Company is responsible for making notifications related to a Personal Data Breach that Company is required to make by applicable Data Protection Law;

(d)

provide reasonable assistance to Company (i) to enable Company to respond to requests from Data Subjects in relation to the exercise of a Data Subject’s rights under Data Protection Laws, and (ii) in the performance of a data protection impact assessment and any consultation with a supervisory authority in respect of the same;

(e)

only grant access to Company Personal Data to: (i) persons who require access to the Company Personal Data to enable SS&C to perform its obligations under the Agreement; or (ii) subprocessors, which SS&C has general authorization to engage subject to SS&C ensuring that such engagement is subject to a written agreement obliging the subprocessor to comply with the applicable Data Protection Laws and the obligations set out in in this section 9.1, and SS&C identifying such subprocessors and updating the Company upon request when making any changes in sufficient detail to provide transparency and to enable Company to object to a particular arrangement. SS&C shall be responsible for the acts and omissions of any subprocessor. In each of the foregoing cases, SS&C shall ensure that any such persons authorized to process the Personal Data are subject to a duty of confidence in respect of the Company Personal Data;

(f)

not make a transfer of Company Personal Data that would be prohibited by Data Protection Laws or SS&C’s obligations under the SCCs and/or UK Addendum, as applicable, unless it has fulfilled the conditions required to ensure that such transfer complies with Data Protection Laws and SS&C’s obligations under the SCCs and/or UK Addendum, as applicable;

(g)

at the request of the Company and upon reasonable notice and access arrangements agreed in writing with the Company: (i) make available to the Company all information necessary to demonstrate SS&C’s compliance with the obligations laid down in this Section 9 and (ii) allow for and contribute to audits, including inspections, conducted by Company or a designated auditor and/or any Government Authority in each case taking into account the nature of processing and the information available to SS&C;

(h)

on termination of this Agreement or as otherwise instructed by the Company, erase or return (on the Company’s election) Company Personal Data (including all existing copies thereof) to the Company, and as instructed by the Company, in accordance with the terms of this Agreement and provide the Company with written confirmation of any such erasure, provided that SS&C may retain Company Personal Data as required by applicable law subject to the confidentiality obligations set forth in this Agreement; and

Execution Copy

(i)

promptly notify the Company and provide reasonable assistance, where it becomes aware of any Data Subject complaint in relation to the handling of Company Personal Data, or any communication by a relevant supervisory authority in relation to Company Personal Data (unless prohibited from making such notification under any applicable law or by any Governmental Authority).

9.2. The Company agrees that its privacy policies shall inform relevant Data Subjects of the Processing of their Company Personal Data to be undertaken by SS&C pursuant to this Agreement to the extent required by Data Protection Laws applicable to the Company, including, where relevant, the Processing of their Company Personal Data outside of their jurisdiction, in each case to the extent that SS&C provides information about such Processing to Company. Company shall use commercially reasonable efforts to obtain any legally-required consents for GDPR compliance purposes.

9.3 California Privacy Legislation. For the purposes of this Section 9.3, the following terms shall have the following respective meanings:

“Personal Information” means personal information within the meaning of CCPA which is received or collected by SS&C from, or on behalf of, Company in connection with performing its obligations pursuant to this Agreement.

“Business”, “Business Purpose”, “Consumer”, “Sell”, “Service Provider” “Share” and “Verifiable Consumer Request” have the meaning given in Section 1798.140 of CCPA.

To the extent CCPA applies to Company as Business and SS&C as Service Provider in the receipt and/or provision of the Services, SS&C and Company hereby agree the following:

(a)	SS&C, as a Service Provider, shall not:

(i)	Sell or Share Personal Information;
(ii)	retain, use or disclose any Personal Information for any purpose other than:
1.	the limited and specified Business Purposes of providing the Services or performing its obligations under this Agreement; or
2.	in accordance with Company’s lawful instructions; or
3.	outside of the direct business relationship between SS&C and Company; or
4.	as otherwise permitted pursuant to CCPA, including the purposes described in Section 1798.145, subdivisions (a)(1) to (a)(4) of CCPA;
(iii)

except as otherwise permitted by Section 1798.140, subdivision (ag)(1)(D) of the CCPA, combine Personal Information with personal information received from or on behalf of another person, or collected from SS&C’s own interactions with individuals.

(b)	SS&C shall comply with its own applicable obligations as Service Provider under CCPA and provide the same level of privacy protection as is required by CCPA.

(c)	SS&C shall notify Company on a timely basis if at any time SS&C makes a determination that it can no longer meet its obligations under CCPA.

(d)

The Parties agree that Company may take reasonable and appropriate steps to ensure that SS&C uses Personal Information in a manner consistent with Company’s obligations under CCPA and, upon written notice to SS&C stop and remediate the unauthorized use of Personal Information.

(e)	SS&C shall provide Company with reasonable assistance in Company’s obligations

Execution Copy

to respond to Verifiable Consumers Requests in connection with a request for information or deletion by such Consumer pursuant to CCPA, including Section 1798.105(c) of CCPA, and at Company’s written direction, SS&C shall delete, or enable Company to delete such Personal Information, in each case taking into account the nature of the processing and the information available to SS&C, provided that SS&C shall not be required to comply with a Consumer’s request to delete the Consumer’s Personal Information if it is reasonably necessary for the business of the Service Provider to maintain the Consumer’s Personal Information in accordance with CCPA, including the purposes described in Section 1798.105.

(f)

Company agrees that it shall comply at all times with its own applicable obligations as a Business under CCPA. To the extent required by CCPA, all relevant Consumers for whom SS&C will process Personal Information on Company’s behalf as contemplated by this Agreement will be informed of such processing.

9.4 Without prejudice to SS&C’s obligations under Sections 9.1 to 9.3, SS&C will promptly investigate material incidents of unauthorized disclosure of, access to or loss of Company data, including Company Personal Data maintained by SS&C or its subprocessors (a “Data Breach”). SS&C will notify the Company without undue delay, and in no event more than seventy-two (72) hours after becoming aware of a Data Breach. Upon becoming aware of a relevant Data Breach, the Company shall be responsible for making notifications related to a Data Breach that the Company is required to make by applicable law and SS&C will work with the Company in good faith to allow the Company to make any notifications required by applicable law. SS&C will reasonably cooperate with the Company in the event of any Government Authority inquiry related to or arising out of a Data Breach.

SS&C shall maintain formal processes reasonably designed and implemented to detect, identify, report, respond to, mitigate, and remediate a Data Breach in a timely manner. To the extent applicable, SS&C will mitigate or remediate any Data Breach in accordance with reasonable internal security policies and procedures. SS&C will cooperate with the Company and provide regular updates on its investigation and any corrective actions taken in relation to a Data Breach.

9.5 As part of SS&C’s security assessment, SS&C will: (i) conduct periodic vulnerability scans (scoped using its risk assessment program) on externally-facing applications that may receive, access, process or store Company Confidential Information at SS&C’s expense; (ii) evaluate the results of the vulnerability scans and mitigate or remediate security exposures deemed material by SS&C’s personnel as reasonably appropriate, taking into account facts and circumstances surrounding such issues; and (iii) mitigate or remediate security exposures discovered and deemed material by SS&C’s personnel within a reasonably appropriate time period in accordance with its internal security policies and procedures. In addition, SS&C will at least once per year, engage an independent external party to perform penetration testing on its externally-facing systems that may receive, access, process or store Company Confidential Information, and will provide Company with a letter confirming the testing has been performed (the “Vulnerability Confirmation Letter”). Company is not permitted to conduct penetration testing or other code scanning on SS&C’s environment and software.

9.6 At the request of the Company, on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide the Company with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services and SS&C’s data processing environment. Upon the Company’s written request, SS&C will meet with Company to discuss the reports and respond to Company’s inquiries with respect thereto.

9.7 To the extent that Company Personal Data Processed subject to the GDPR is transferred from Company to SS&C, the Company and SS&C hereby enter into Module Two of the SCCs with details as follows:

Execution Copy

(a)	Clause 7, the optional docking clause, applies;
(b)	in Clause 9(a) of Module Two, Option 2 applies, and the period for prior notice of sub-processor changes is 60 days;
(c)	in Clause 11(a), the optional language does not apply;
(d)	in Clause 17, the Parties agree that the governing law shall be that of the Republic of Ireland;
(e)	in Clause 18, the Parties agree that disputes will be resolved before the courts in Dublin, Republic of Ireland;
(f)	the Parties are deemed to have signed the SCCs with effect from the date of this Agreement;
(g)	in Annex I, the competent supervisory authority is the Irish Data Protection Commission
(h)	the remainder of Annex I and Annex III are deemed completed with the information from this Agreement and Appendix 3 hereto;
(i)	Annex II is deemed completed with the information from Appendix 3 hereto.

9.8 To the extent that Company Personal Data Processed subject to the UK GDPR is transferred from Company to SS&C, the Company and SS&C hereby enter into the UK Addendum, which is subject to Section 9.7(a) to 9.7(i) above, as amended pursuant to the UK Addendum, and whereby either Party may end the UK Addendum as set out in Section 19 of the UK Addendum.

9.9 The Company acknowledges that SS&C intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C will be using consolidated data across all clients, including data of the Company, and make such consolidated data available to clients of the analytics products and services. In providing such products and services, SS&C represents that it will not cause the Company to violate the GLBA. The Company hereby consents to the use by SS&C of Company Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and sometimes enriched with external data sources. The Company reserves the right to revoke its consent at any time during the Term. SS&C will not disclose shareholder names or other Personal Data, or information specific to or identifying the Company or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Company or its shareholders.

10.	SS&C Property

10.1 SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither the Company nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. The Company shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1 Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

Execution Copy

11.2	Each Party may disclose the other Party’s Confidential Information:

(a)   In the case of the Company, to each of its Affiliates, trustees, officers, employees and agents (“Company Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Company shall ensure compliance by Company Representatives with Section 11.1.

(b)   In the case of SS&C, to each SS&C Associate who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates, and any Affiliate or Person to whom SS&C has delegated its responsibilities pursuant to Section 2.2 of the Agreement, with this Section 11.

(c)   As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that other Party’s expense.

11.3 Other than pursuant to Section 9.3, neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4 SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services. The Company and its manager are subject to U.S. federal and state securities Law and may make disclosures as either deems necessary to comply with such Law. Notwithstanding the foregoing, the Company and the manager may not include in its disclosures SS&C’s proprietary fees or fee schedule, without SS&C’s express written consent.

11.5 Upon the prior written consent of an authorized officer of the Company, SS&C shall have the right to identify the Company in connection with its marketing-related activities and in its marketing materials as a client of SS&C. Upon the prior written consent of SS&C, the Company shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents and regulatory filings of the Company and may file a copy of this Agreement with the SEC to the extent required by applicable Law. Notwithstanding the foregoing, the Company shall not disclose in any offering documents or regulatory filings nor file with the SEC, SS&C’s proprietary fee schedule that is attached to this Agreement. This Agreement shall not prohibit SS&C from using any Company Data in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that the Company is not named in such public statements without its prior written consent. The Company shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is acting as a fiduciary, investment advisor, tax preparer or advisor, or custodian with respect to the Company or any of its respective assets, investors or customers.

11.6 In the event the Company obtains information from SS&C or the TA2000 System which is not intended for the Company, the Company agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to the Company; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized

Execution Copy

information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of the Company certifying that all such unauthorized information in the Company’s possession or control has been delivered to SS&C or destroyed as required by this provision.

11.7 SS&C will notify the Company without undue delay after becoming aware of a confirmed breach of Confidential Information and provide reasonable assistance to the Company in its notification of that breach to the relevant supervisory authority, and those individual impacted, in each case to the extent required by applicable Law. In the event of a breach of Confidential Information arising out of SS&C’s gross negligence or willful misconduct, SS&C will provide mutually agreed upon notices to affected Company shareholders and offer credit monitoring or other similar services for a one-year period to such Company shareholders, subject to the limitations of liability under Section 6 of this Agreement.

12.	Notices

12.1 Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C:

SS&C GIDS, Inc.

1055 Broadway

Kansas City, Missouri 64105

Attention: Legal Department

If to the Company:

KKR Credit Opportunities Portfolio

30 Hudson Yards,

New York, NY 10001

Attention: Compliance

13.	Miscellaneous

13.1 Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2 Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by a Party in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party. Notwithstanding the foregoing, SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate of SS&C or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business,

Execution Copy

upon prior written notice to the Company. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3 Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4 Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5 Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to the Company or any other Person for, and the Company hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6 Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events beyond SS&C’s reasonable control. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

SS&C shall maintain a comprehensive business recovery plan that: (i) is not less protective than the executive summary of the plan provided to the Company by SS&C in connection with the inception of the Services; and (ii) provides for sufficient recovery of its back office and administrative operations to enable SS&C, within the time period set forth in the plan, after any event necessitating the use of such plan to fulfill its obligations under this Agreement. SS&C shall test such business recovery plan no less frequently than annually and upon request, the Company may participate in such test. Upon request, SS&C shall provide the Company with a letter confirming the completion of the most recent business continuity test.

13.7 Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Company understands that SS&C may have commercial relationships with Data Suppliers and other providers of technology, data or other services that are used by the Company.

13.8 No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9 No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Company will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent the Company from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates.

Execution Copy

13.10 No Warranties. Except as expressly listed herein, SS&C makes no warranties, whether express, implied, contractual or statutory with respect to the Services. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11 Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12 Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Company in any Action to which the Company is a party or that is otherwise related to the Company, the Company shall reimburse SS&C for all costs and expenses directly related to the Company, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13 Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates.

13.14 Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15 Insurance. SS&C shall maintain insurance coverage including, without limitation, errors and omissions, fidelity bond or equivalent crime insurance coverage at levels that are determined by its Board of Directors to be appropriate for its business. SS&C shall use reasonable efforts to notify the Company in the event that such coverage is materially reduced or cancelled. Upon request of the Company, SS&C shall provide evidence that such coverage is in place. To the extent that SS&C’s policies of insurance may provide for coverage of claims for liability or indemnity by SS&C, no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to SS&C, which would otherwise be a covered claim in the absence of any provision of this Agreement.

13.16 Use of Brand. The Company’s manager owns all worldwide rights to the “KKR” trademark and logo (collectively, the “Brand”). The Company’s manager has granted a worldwide non-exclusive license to the Company to use the Brand as a trademark and logo in connection with marketing, promoting and operating the Company. SS&C shall not register or use the Brand as a corporate name, domain name, ticker symbol or social media identifier without the Company’s prior written consent. SS&C shall use the Brand only in connection with the Services and in accordance with any guidelines provided by the Company. SS&C shall obtain the Company’s prior written consent for any materials bearing the Brand, or any proposed uses or variations of the Brand or combinations of the Brand with other terms or marks. The Company may terminate SS&C’s use of the Brand immediately upon written notice for any reason, including for (i) any breach of this Section 13.16 by SS&C or (ii) the termination of this Agreement. Except to the extent required by applicable law, SS&C shall immediately cease all use of the Brand after such termination. SS&C shall not challenge or contravene the validity of, or the manager’s worldwide ownership

Execution Copy

of the Brand, nor take (or fail to take) any action that may damage the Brand. All goodwill arising from the Company’s use of the Brand shall inure solely to the benefit of the Company’s manager. The Company disclaims any and all liability for SS&C’s use of the Brand outside the United States, which such use shall be at SS&C’s sole risk.

Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SS&C GIDS, INC.			KKR CREDIT
OPPORTUNITIES
PORTFOLIO

By:	/s/ Bhagesh Malde	By:	/s/ Doug Krupa

Name:	Bhagesh Malde	Name:	Doug Krupa

Titl1e:	Authorized Signatory	Title:	Vice President

Execution Copy

Schedule A Transfer

Agency Services

A.	GENERAL:

1.	As used in this Schedule A, the following additional terms have the following meanings:

(i)	“ACH” shall mean the Automated Clearing House;

(ii)	“Bank” shall mean a nationally or regionally known banking institution;

(iii)	“Code” shall mean the Internal Revenue Code of 1986, as amended;

(iv)	“DTCC” shall mean the Depository Trust Clearing Corporation;

(v)	“IRA” shall mean Individual Retirement Account;

(vi)

“Procedures” shall collectively mean SS&C’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(vii)	“Program” shall mean Networking, Fund Serv or other DTCC program; and

(viii)	“TA2000 System” shall mean SS&C’s TA2000TM computerized data processing system for shareholder accounting.

2.	Any references to Law shall be construed to mean the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

3.	The Company acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)

The Company and other Persons that are not employees or agents of SS&C, whose cooperation is reasonably required for SS&C to provide the Services, providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Company and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any the Company Data or other information provided to SS&C in connection with the Services by any Person.

(iv)	Any warranty, representation, covenant or undertaking expressly made by the Company under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by the Company of the duties and obligations listed.

B.	SERVICES

1.	Scope of Agency Services; SS&C Obligations.

A.	SS&C utilizing the TA2000 System will perform the following services:

 (i)  issuing, transferring and repurchasing book entry shares or cancelling share certificates as applicable;

Execution Copy

 (ii)  maintaining shareholder accounts on the records of the Company on the TA2000 System in accordance with the instructions and information received by SS&C from the Company, the Company’s dealer-manager or managing dealer, the Company’s manager, the Company’s sponsor, the Company’s custodian, or the Company’s administrator and any other person whom the Company names on Schedule C (each an “Authorized Person”), broker-dealers or shareholders;

 (iii)  when and if a Company participates in the DTCC, and to the extent SS&C supports the functionality of the applicable DTCC program:

(a)  SS&C will accept and effectuate the registration and maintenance of accounts through the Program and the purchase, repurchase, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C,

(b)  issuing instructions to the Company’s banks for the settlement of transactions between the Company and DTCC (acting on behalf of its broker-dealer and bank participants),

(c)  providing account and transaction information from the Company’s records on TA2000 in accordance with the applicable Program’s rules, and

(d)  maintaining shareholder accounts on TA2000 through the Programs;

  (iv) providing transaction journals;

 (v)  preparing shareholder meeting lists for use in connection with the shareholder meetings;

 (vi) withholding, as required by federal law, taxes on shareholder accounts, performing and paying backup withholding as required for all shareholders, and preparing, filing and providing, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Company’s vendor of choice;

 (vii)  disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of the Company;

 (viii) preparing and providing, in electronic format, to Company’s print vendor of choice:

(a)  confirmation forms for shareholders for all purchases and repurchases of shares of the Company and other confirmable transactions in shareholders’ accounts,

(b)  copies of shareholder statements, and

(c)  shareholder reports, prospectus provided by the Company;

(ix)   providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by the Company or its management company;

(x)    maintaining those records necessary to carry out SS&C’s duties hereunder, including all information reasonably required by the Company to account for all transactions on TA2000 in the Company shares;

(xi)   calculating the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of the Company shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C by the Company’s dealer-manager or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

Execution Copy

(xii)  receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;

(xiii) arranging the mailing to dealers of confirmations of wire order trades;

(xiv)

processing, generally on the date of receipt, purchases, repurchases, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, repurchases or exchanges received in proper order as set forth in the prospectus and any general exchange privilege applicable, and rejecting any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)	providing to the Company escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;

(xvi)

as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading. SS&C shall answer and respond to inquiries from existing shareholders, prospective shareholders of the Company and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by the Company to SS&C, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Company, general account information including dates of purchases, repurchases, exchanges and account balances, requests for account access instructions and literature requests;

(xvii)

(where applicable) supporting Company tender offers, including but not limited to: assistance with shareholder communication plan; coordination of tender offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms.

(xviii)

  in order to assist the Company with the Company’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Company. If the Company elects to have SS&C implement the anti-money laundering procedures and delegate the day-to-day operation of such anti-money laundering procedures to SS&C, the parties will agree to upon the applicable fees and the service scope and execute the attached appendix (“Appendix 1” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties;

(xix)

as mutually agreed upon by the parties as to the service scope and fees, SS&C shall carry out certain information requests, analyses and reporting services as stated in the attached appendix (“Appendix 2” entitled “Omnibus Transparency Services”), as may be changed from time to time subject to mutual written agreement between the parties;

(xx)

as mutually agreed upon by the parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing);

(xxi)	upon request of the Company and mutual agreement between the parties as to the scope and any applicable fees, SS&C may provide additional services to the Company under the terms of this

Execution Copy

Schedule and the Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

B.   At the request of an Authorized Person, SS&C shall use reasonable efforts to provide the services set forth in Section 1.A of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C to use methods and procedures other than those usually employed by SS&C to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

C.   SS&C shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in the Company’s instructions, prospectus or application as amended from time to time, for the Company provided SS&C is advised in advance by the Company of any changes therein and the TA2000 System and the mode of operations utilized by SS&C as then constituted supports such additional functions and features. If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C’s cost of performing the services required hereunder at the current level of service, SS&C shall advise the Company of the amount of such increase and if the Company elects to utilize such function, feature or service, SS&C shall be entitled to increase its fees by the amount of the increase in costs.

D.   The Company acknowledges that SS&C is currently using, and will continue to use, domestic or foreign SS&C affiliates to assist with software development and support projects for SS&C and/or for the Company. As part of such support, the Company acknowledges that such affiliates may access the Company Confidential Information including, but not limited to, personally identifiable shareholder information (shareholder name, address, social security number, account number, etc.).

E.   The Company shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C provided that the requirements of the new funds are generally consistent with services then being provided by SS&C under the Agreement. If less than 60 days’ prior notice is provided by the Company, additional ‘rush’ fees may be applied by SS&C. Rates or charges for additional funds shall be as set forth in the Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C has imposed an additional charge as part of its standard pricing schedule. In the latter event, rates and charges shall be in accordance with SS&C’s then-standard pricing schedule.

F.   The parties agree that to the extent that SS&C provides any services under the Agreement that relate to compliance by the Company with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C will provide only printing, reproducing, and other mechanical assistance to the Company and that SS&C will not make any judgments or exercise any discretion of any kind. The Company agrees that it will provide express and comprehensive instructions to SS&C in connection with all of the services that are to be provided by SS&C under the Agreement that relate to compliance by the Company with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C of the Company in this regard.

G.   (i) The Company instructs and authorizes SS&C to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring the funds made available by the Company. The Company acknowledges and agrees that as part of such services, SS&C will act as service provider to the custodian for such IRAs.

The Company agrees that SS&C will perform the following functions, among others, with respect to the IRAs:

Execution Copy

a.	securityholder recordkeeping;

b.	account servicing (including returning securityholders’ initial principal investment if requested pursuant to the seven (7) day right of revocation as allowed per statutory regulations);

c.	receipt of securityholder monies within the Company universal bank account;

d.	movement of securityholder money to either the Company or custodian cash positions;

e.	payment, dividend disbursement and bank account reconciliation;

f.

preparing, providing in electronic format a file to Company’s print vendor of choice, and filing all tax reports, information returns and other documents required by the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the IRAs and withholding and submitting all taxes relating to such accounts;

g.	providing all securityholder notices and other information which the Custodian provides with regard to the IRAs under applicable federal and state laws;

h.

providing reasonable assistance to the Company to complete a block transfer of the securityholders’ custodial accounts to a successor custodian, in the event the custodian resigns as custodian for the securityholders (subject to recompense of SS&C for such assistance at its standard rates and fees for personnel then in effect at that time);

i.	solicitation and processing of securityholder paid custodial fees; and

j.	processing of annual custodian maintenance fees from cash or reinvested distributions.

(ii)  In connection with providing services for the IRAs, the Company hereby authorizes SS&C, acting as agent for the Company: (a) to establish in the name of, and to maintain on behalf of, the Company, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, as hereinafter defined, one or more deposit accounts at a nationally or regionally known banking institution (the “Bank”) into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of the Company shares, repurchases of the Company shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Company and the IRA securityholders provided for in the Agreement; and (b) move money to either the Company or custodian cash positions per securityholder instructions, to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such instructions were provided to SS&C, and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement with respect to the IRAs. SS&C, acting as agent for the Company, is also hereby authorized to execute on behalf and in the name of the Company, on the usual terms and conditions prevalent in the industry, including limits or caps based on fees paid over some period of time on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Section. In each of the foregoing situations, SS&C shall not be liable for any Losses (as defined in the Agreement) arising out of or resulting from errors or omissions of the Bank provided, however, that SS&C shall have acted in good faith, with due diligence and without negligence.

(iii)  Representations, Warranties and Covenants. SS&C hereby represents, warrants and covenants that:

Execution Copy

a.

Any cash account maintained at any Bank for the IRAs shall be insured in an amount equal to the maximum deposit insurance amount maintained by the Federal Deposit Insurance Corporation limits per securityholder;

b.

Any agreement between SS&C and any entity retained to serve as custodian for the IRAs shall provide that such custodian may not terminate such agreement (or otherwise resign as custodian of the IRAs) without providing at least ninety (90) days’ prior written notice to SS&C except if the termination is for cause, in which event ten (10) days’ prior written notice is required; and

c.

In the event that the custodian (or any successor custodian for the IRAs) terminates the custodial agreement with SS&C (or otherwise resigns as custodian of the IRAs), SS&C shall: (i) provide prompt notice to the Company regarding such termination or resignation, and (ii) use its reasonable best efforts to find a successor custodian.

iv.  Investment Authority; No Fiduciary. In no event shall the Company (i) have or exercise any discretionary authority or discretionary control whatsoever respecting the management or any assets in any IRA or any authority or control respecting the disposition of any assets of the IRA; (ii) render or have authority or responsibility to render investment advice with respect to any monies or other property of any IRA; or (iii) have or exercise any discretionary authority or discretionary responsibility in the administration of any IRA. In no event shall the Company be deemed to be a “fiduciary” as defined in the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Code with respect to any assets or property of any IRA.

H.   If applicable, SS&C will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of the Company and upon being furnished with a certified copy of a resolution of the Board of Directors authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

I.   Upon receipt of a Company’s written request, SS&C shall provide transmissions of shareholder activity to the print vendor selected by the Company.

J.   If applicable, the Company will furnish SS&C with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C. Such certificates will be signed manually or by facsimile signatures of the officers of the Company authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof. In the event that certificates for shares of the Company shall be represented to have been lost, stolen or destroyed, SS&C, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of the Company represented by the lost or stolen certificate. In the event that certificates of the Company shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C shall file Form X-17F-1A as required by applicable federal securities laws.

K.   Shares will be transferred in accordance with the instructions of the shareholders and, upon receipt of the Company’s instructions that shares be repurchased and funds remitted therefor, such repurchases will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C to be duly authorized. SS&C reserves the right to refuse to transfer, exchange, sell or repurchase shares as applicable, until it is satisfied that the request is authorized, or instructed by the Company.

L.   Changes and Modifications.

(i)   SS&C shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that the Company will be notified as

Execution Copy

promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of the Company in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless the Company is given thirty (30) days’ prior notice to allow the Company to change its procedures and SS&C provides the Company with revised operating procedures and controls.

(ii)   All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Client Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C. The parties recognize that during the Term of this Agreement the Company will disclose to SS&C Confidential Information and SS&C may partly rely on such Confidential Information to design, structure or develop one or more Deliverables. Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies the Company or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) the Company hereby consents to SS&C’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C and (ii) the Company hereby grants SS&C a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of the Company. All Confidential Information of the Company shall be and shall remain the property of the Company.

2.  Company Obligations.

A.   The Company agrees to use its reasonable efforts to deliver to SS&C in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.

B.   The Company will provide SS&C written notice of any change in Authorized Personnel as set forth on Schedule C.

C.   The Company will notify SS&C of material changes to its Articles of Incorporation or Bylaws (e.g. in the case of recapitalization) that impact the services provided by SS&C under the Agreement.

D.   If at any time the Company receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of the Company’s shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of the Company’s shares, the Company will give prompt notice thereof to SS&C.

E.   The Company shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the Company or (ii) third party administrators of group retirement or annuity plans, unless the Company either (1) provides SS&C with a minimum of 12 months’ notice before the accounts are deconverted from SS&C, or (2), if 12 months’ notice is not possible, Company shall compensate SS&C by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the 12 months’ notice in connection with each such deconversion.

3.  Compliance.

A. SS&C shall perform the services under this Schedule A, including any appendices, in conformance with SS&C’s present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by the Company, its manager or dealer-maanger, or its or SS&C’s counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C’s obligations shall

Execution Copy

be solely as are set forth in this Schedule and any of other obligations of the Company under applicable law that SS&C has not agreed to perform on the Company’s behalf under this Schedule or the Agreement shall remain the Company’s sole obligation.

B.  SS&C maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws. Pursuant to its compliance program, SS&C will provide periodic measurement reports to the Company. Upon request of the Company, SS&C will provide to the Company in connection with any periodic annual or semi-annual shareholder report filed by the Company or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to SS&C’s performance of the services set forth in this Agreement and its internal controls related thereto. SS&C reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments

C.  In order to assist the Company with the Company’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C shall provide the anti-money laundering procedures set forth in Appendix 1 (AML Delegation).

4.  Bank Accounts.

A.  SS&C, acting as agent for the Company, is hereby authorized (1) to establish in the name of, and to maintain on behalf of, the Company, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C shall deposit the funds SS&C receives for payment of dividends, distributions, purchases of Company shares, repurchases of Company shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C on behalf of the Company provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C, and (3) to establish, to implement and to transact Company business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C’s obligations under the Agreement. SS&C, acting as agent for the Company, is also hereby authorized to execute on behalf and in the name of the Company, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C to utilize to accomplish the purposes of this Schedule. In each of the foregoing situations the Company shall be liable on such agreements with the Bank as if it itself had executed the agreement.

B.  SS&C is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

5.  Records.

SS&C will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under applicable federal securities laws. Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

Execution Copy

A.  Annual Purges by August 31: SS&C and the Company shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31. Purges completed after this date will subject the Company to the Aged History Retention fees set forth in the Fee Schedule in the Fee Letter.

B.  Purge Criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year. All purged history information shall be retained on magnetic tape for 7 years.

C.  Purged History Retention Options (entail an additional fee): For the additional fees set forth on the Fee Schedule in the Fee Letter, or as otherwise mutually agreed, then Company may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above. Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications. This database does not support those histories being printed on statements and reports and is not available for on request job executions.

6.  Disposition of Books, Records and Canceled Certificates.

SS&C may send periodically to the Company, or to where designated by the Company, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by the Company under and in accordance with the requirements of applicable federal securities laws. Such materials will not be destroyed by the Company without the consent of SS&C (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

Execution Copy

SCHEDULE C

AUTHORIZED PERSONNEL

Pursuant to the terms of the Schedule A and the Agreement between the Company and SS&C, the Company authorizes the following Company personnel to provide instructions to SS&C, and receive inquiries from SS&C in connection with Schedule A and the Agreement:

Name	Title

This Schedule may be revised by the Company by providing SS&C with a substitute Schedule C. Any such substitute Schedule C shall become effective twenty-four (24) hours after SS&C’s receipt of the document and shall be incorporated into the Agreement.

APPENDIX 1

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

1.1

In order to assist the Company with the Company’s AML responsibilities under applicable AML laws, SS&C offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Company. The Company has had an opportunity to review the AML Procedures with SS&C and desires to implement the AML Procedures as part of the Company’s overall AML program.

1.2

Accordingly, subject to the terms and conditions set forth in this Agreement, the Company hereby instructs and directs SS&C to implement the AML Procedures as set forth in Section 4 below on the Company’s behalf and delegates to SS&C the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Company and SS&C upon the execution by such parties of a revised Appendix 1 bearing a later date than the date hereof.

1.3

SS&C agrees to perform such AML Procedures, with respect to the ownership of Shares in the Company for which SS&C maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.

Consent to Examination. In connection with the performance by SS&C of the AML Procedures, SS&C understands and acknowledges that the Company remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records SS&C maintains for the Company relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. SS&C hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, SS&C will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.

Limitation on Delegation. The Company acknowledges and agrees that in accepting the delegation hereunder, SS&C is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Company with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that SS&C shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Company for which SS&C maintains the applicable Shareholder information.

Execution Copy

4.	AML Procedures[1]

4.1	Consistent with the services provided by SS&C and with respect to the ownership of Shares in the Company for which SS&C maintains the applicable Shareholder information, SS&C shall:

(a)

On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control (“OFAC”) database, the Politically Exposed Persons (“PEP”) database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b)	Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)	On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d)

Review certain types of repurchase transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. repurchase by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and repurchase by check within 34 days of address change);

(e)	Review wires sent pursuant to banking instructions other than those on file with SS&C;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large repurchase;

(h)	Review purchase and repurchase activity by check that meets or exceeds $100,000 threshold on any given day;

(i)

Determine when a suspicious activity report (“SAR”) should be filed as required by applicable regulations; prepare and file the SAR; provide the Company with a copy of the SAR within a reasonable time after filing; and notify the Company if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(j)

Compare account information to any FinCEN request received by the Company and provided to SS&C pursuant to USA PATRIOT Act Sec. 314(a). Provide the Company with the necessary information for it to respond to such request within required time frame;

(k)

(i) Take reasonable steps to verify the identity of any person seeking to become a new customer of the Company and notify the Company in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person’s identity, as required, and (iii)

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of SS&C, which have been made available to the Company and which may be modified from time to time.

Execution Copy

Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Company by any government agency;

(l)

Except with respect to any entities excluded under applicable regulation: (i) take reasonable steps to verify the identity of legal entities seeking to become new customers of the Company, including verifying the identity of the natural person(s) retaining ownership or controlling interest in such legal entity (the “Beneficial Owner(s)”), as such ownership and controlling interests are defined in 31 C.F.R. 1010.230, (ii) notify the Company in the event that the identity of such Beneficial Owner(s) is not provided upon request to such entity or cannot be verified, (iii) maintain records of the information used to verify such Beneficial Owners, as required, and (iv) determine whether such persons appear on any lists of known or suspected terrorists or terrorist organizations provided to the Company by any government agency;

(m)

Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). SS&C will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, SS&C will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, SS&C will contact the Company’s AML Officer for further instruction.

(n)

Upon the request by the Company, conduct due diligence to determine if the Company is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

(o)

Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

4.2 In the event that SS&C detects activity as a result of the foregoing procedures, which necessitates the filing by SS&C of a SAR or other similar report or notice to OFAC, then SS&C shall also immediately notify the Company, unless prohibited by applicable law.

Execution Copy

APPENDIX 2

OMNIBUS TRANSPARENCY SERVICES

A.	The Company shall provide the following information to SS&C:

1.

The name and contact information for the financial intermediary, with which the Company have a “shareholder information agreement” (under which the financial intermediary agrees to provide, at the Company’s request, identity and transaction information about shareholders who hold their shares through an account with the financial intermediary (an “accountlet”)), that is to receive an information request;

2.	The Company to be included, along with each Company’s frequency trading policy, under surveillance for the financial intermediary;
3.	The frequency of supplemental data requests from SS&C;
4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and
5.	The expected turnaround time for a response from the financial intermediary to an information request (including requests for supplemental data)

B.	Upon receipt of the foregoing information, the Company hereby authorize and instruct SS&C to perform the following services:

1.	Financial Intermediary Surveillance Schedules.
(a)	Create a system profile and infrastructure based upon parameters set by the Company to establish and maintain financial intermediary surveillance schedules and communication protocol/links.
(b)	Initiate information requests to the financial intermediaries.

2.	Data Management Monitoring
(a)	Monitor status of information requests until all supplemental data is received.
(b)	If a Financial Intermediary does not respond to a second request from SS&C, the SS&C shall notify the Company for the Company to follow-up with the financial intermediary.

3.	Customized Reporting for Market Timing Analysis
(a)	Run information received from the financial intermediaries through TA2000 System functionalities.
(b)	Generate exception reports using parameters provided by the Company.

4.

Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided (a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Company.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions
(a)	Communicate results of analysis to the Company or upon request of the Company directly to the financial intermediary.

Execution Copy

(b)

Unless otherwise requested by the Company and as applicable, instruct the financial intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)	Update AWD work object with comments detailing resolution.
(d)	Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting
(a)	Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Company. As reasonably requested by the Company, SS&C shall furnish ad hoc reports to the Company.

7.	Support Due Diligence Programs
(a)	Update system watch list with pertinent information on trade violators.
(b)	Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Execution Copy

APPENDIX 3

Information relating to the processing of Personal Data

Subject matter of processing

Personal Data, as summarized below, transferred by or on behalf of the Company (or shareholders or prospective shareholders) or otherwise obtained by SS&C or its Affiliates as Processor , as required by SS&C to ensure the proper performance of Services under this Agreement.

Duration of processing	The term of this Agreement and, if applicable, after the termination of this Agreement, to the extent required by applicable Law, or as agreed between the Parties in writing.
Nature and purpose of processing	Processing of Personal Data, which may include special categories of Personal Data, for the purposes of performing the Services provided under this Agreement.
Types of Personal Data	The types of Personal Data shall include (but are not limited to) names, addresses, contact details, government-issued identification, signatures, gender, financial information and sources of funds.
Categories of data subjects

Natural persons connected with the Company’s business, such as shareholders and individuals associated with shareholders, including their directors, members, agents or representatives, employees, partners, shareholders, and beneficial owners.

Frequency of any transfer of Personal Data from Fund/Management to SS&C	Continuous
Sub-processors	Broadridge Lexis-Nexis
SS&C Security Measures	See Section 9 of the Agreement.